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                                                                   EXHIBIT 11

             FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
             -------------------------------------------------------
                Statements Re: Computation of Per Share Earnings
                ------------------------------------------------
                      (In thousands, except per share data)
                      -------------------------------------


                                                   Three Months Ended        Nine Months Ended
                                                      September 30              September 30
                                                      ------------              ------------
                                                    1996        1995        1996       1995
                                                    ----        ----        ----       ----

Shares Outstanding
   For computation of primary net
     income per share -
     Weighted average                              17,224      18,163      17,237      18,160
                                                   ======      ======      ======      ======

   For computation of fully diluted
     net income per share -

     Weighted average, without
     regard to exercise of shares
     under share option, restricted
     stock or employee incentive
     plans                                         17,168      18,110      17,160      18,100

     Weighted average of outstanding
     shares issued under restricted
     stock plan                                        56          53          69          52

     Weighted average of shares issued
     under employee incentive plan                     --          --           8           8
                                                   ------      ------      ------      ------
Adjusted shares outstanding                        17,224      18,163      17,237      18,160
                                                   ======      ======      ======      ======

Net income(1)

   Net income applicable to shares of
     beneficial interest (used for computing
     primary and fully diluted net income per
     share)                                      $  1,044    $    325    $  1,140    $ 27,749
                                                 ========    ========    ========    ========

Net income per share of beneficial
     interest -- primary and fully diluted:

Income before cumulative effect of
   accounting change                                  .06         .02         .07        1.76

Cumulative effect of change in accounting
   for internal leasing costs                          --          --          --        (.24)
                                                 --------    --------    --------    --------
Net income                                       $    .06    $    .02    $    .07    $   1.52
                                                 ========    ========    ========    ========

(1) Net income for 1995 has been restated to reflect the change in accounting method for internal leasing costs which was adopted retroactively to the first quarter of 1995.



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